                                                                               .
                                                                               .
                                                                               .
                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

CONTACTS
--------
INVESTORS                                       MEDIA
Lisa Nadler (Lisa.Nadler@gartner.com)           Matt Benson (mbenson@sardverb.com)
203-964-0096                                    Brooke Morganstein (bmorganstein@sardverb.com)
                                                Citigate Sard Verbinnen
                                                212-687-8080


                         GARTNER REPORTS FOURTH QUARTER
                           AND FULL YEAR 2004 RESULTS

                            PROVIDES OUTLOOK FOR 2005

--------------------------------------------------------------------------------

         STAMFORD, CONN. -- FEBRUARY 3, 2005 -- Gartner, Inc. (NYSE: IT and
ITB), the leading provider of research and analysis on the global information technology industry, today reported results for the fourth quarter and year ended December 31, 2004.

FOURTH QUARTER 2004 RESULTS

         Total revenue for the fourth quarter of 2004 was $255 million, a 5% increase from $244 million in the corresponding period in 2003. Net income was $5 million, or $0.04 per diluted share, including charges of $14.7 million. The charges, which include $9.7 million of cash charges and $5.0 million of non-cash charges, consist of $5.9 million for severance, $4.3 million related to asset impairments and the exit of certain non-core product lines, $2.3 million related to an adjustment to restructured facilities, $1.9 million for the restructuring of certain internal systems, and $0.3 million for restructuring within the Company's international operations. These charges are not related to Gartner's pending acquisition of META Group, Inc. In the fourth quarter of 2003, the Company reported net income of $7 million, or $0.05 per diluted share, including a $24 million charge.

         Normalized EPS for the fourth quarter, which excludes the previously mentioned charges, was $0.14, down from $0.18 a year ago. Normalized EPS is a non-GAAP financial measure. See "Non-GAAP Financial Measures" for a further discussion of normalized EPS.

         Excluding the effect of foreign currency, total revenue for the 2004 fourth quarter would have increased 2% as a result of strong performance in the Events business; cost of services and product development would have increased 10% as a result of growth in both Executive Programs and Events; and selling, general and administrative expenses would have increased 4% due to increased sales commissions and marketing related expenses. The impact of foreign currency on net income was less than $1 million. Research contract value would have increased 2% from the fourth quarter of 2003, excluding the effect of foreign currency.

         Gene Hall, Gartner's chief executive officer, said, "Overall, I am pleased with the actions we've taken in the fourth quarter and the company's overall direction. At the same time, our fourth quarter results do not reflect Gartner's strong long-term potential, particularly with respect to our core Research business. Over the past several months, the management team has been working diligently to expand our sales efforts and to ensure that our portfolio of research offerings is strong, highly relevant and meets appropriate levels of profitability. While I am encouraged by the progress we saw this quarter, including the fact that Research contract value exceeded $500 million for the first time since the second quarter of 2002, as well as continued increases in both client and wallet retention rates, we have much more work to do."

         Mr. Hall added, "Given ever-tougher demands on IT departments, I believe Gartner's value proposition is greater than ever and its growth potential is significant. We are keenly focused on seizing the opportunity before us."

FULL YEAR 2004 RESULTS

         For fiscal 2004, total revenue was $894 million, an increase of 4% from $858 million in 2003. Net income for 2004 was $17 million, or $0.13 per diluted share, including $44 million of special charges. Net income for 2003 was $24 million, or $0.26 per diluted share, including $30 million of special charges. Normalized EPS for 2004 was $0.40, compared with $0.39 for 2003. See "Non-GAAP Financial Measures" for a further discussion of normalized EPS.

         Excluding the effect of foreign currency, total revenue for fiscal 2004 would have increased 1%; cost of services and product development would have increased 2%; and selling, general and administrative expenses would have increased 2%. The impact on net income was negligible.

BUSINESS SEGMENT HIGHLIGHTS

         RESEARCH. Research revenue was $120 million for the 2004 fourth quarter, an increase of 2% from the same period of 2003. For the full year 2004, Research revenue totaled $480 million, an increase of 3% for the year. At December 31, 2004, Research contract value, a leading indicator of future revenue, was $509 million, up from $489 million at September 30, 2004, and $482 million at December 31, 2003. This represents the Company's highest reported contract value since the first quarter of 2002. Client retention was 80% for the fourth quarter of 2004, versus 78% in both the third quarter of 2004 and fourth quarter of 2003. Wallet retention, a measure of dollar retention for the Research business, was 95% for the fourth quarter, up from 93% in the third quarter and 89% in the fourth quarter of 2003.

         CONSULTING. Consulting revenue was $67 million for the 2004 fourth quarter, flat with the fourth quarter of 2003. For the full year 2004, Consulting revenue was $259 million, the same level as 2003. Utilization averaged 60% during the fourth quarter and 63% for the year, compared with average utilization of 54% and 55%, respectively, for same periods of 2003. Billable headcount was 493 as of December 31, 2004, down 6% from 526 at the end of 2003. Consulting backlog was $112 million at December 31, 2004, a $9 million sequential increase from September 30, 2004.

         EVENTS. Events revenue was $64 million for the fourth quarter of 2004, up 18% from the fourth quarter of 2003. For 2004, Events revenue totaled $138 million, an increase of 16% from the prior year. The Company held 56 events in the year as compared to 57 in 2003, and had approximately 31,000 worldwide attendees in 2004, a 12% increase compared to 2003.

BUSINESS OUTLOOK

         Gartner also provided its outlook for 2005. The Company noted that the following outlook does not include the impact of its pending acquisition of META Group, Inc., which is expected to close in the second quarter of 2005.

         For the full year 2005, the Company is targeting total revenue of approximately $916 million to $942 million. By segment, for the full year 2005 the company is targeting Research revenue of approximately $485 million to $495 million, Consulting revenue of approximately $263 million to $273 million, Events revenue of approximately $154 million to $159 million, and other revenue of approximately $14 million to $15 million.

     Based on this revenue the Company is targeting EBITDA for the full year 2005 of $85 million to $95 million, GAAP EPS of $0.15 to $0.24 and normalized EPS, excluding special charges, of $0.30 to $0.35. The estimated fully diluted share count is 115 million shares. See "Non-GAAP Financial Measures" for a further discussion of EBITDA and normalized EPS.

     In the first quarter of 2005, Gartner expects to record special charges in the range of $10 million to $20 million related to the further restructuring of international operations and severance. The Company anticipates additional charges of approximately $6 million to be taken during the second or third quarter of 2005 related to the continued consolidation of real estate facilities.

     The Company also noted that the 2005 forecast includes an adjustment of approximately $20 million for employee compensation.

         Commenting on the Company's outlook, Mr. Hall said, "The business is now clearly headed in the right direction, and 2005 will be dedicated to the continued, aggressive execution of important changes aimed at laying the groundwork for significant profitable growth in the years ahead. As detailed above, we plan to take several charges during the year, as we rationalize our product portfolio and trim on-going operating expenses. We are also reversing a temporary decrease in employee compensation instituted several years ago in the face of challenging economic conditions. In today's more robust economic environment, it is imperative that we restore compensation to competitive levels to reduce turnover and retain the employees who are key to the success of our business."

         Mr. Hall continued, "Looking further ahead, we expect the recent launch of a number of important initiatives and programs to begin achieving positive results in 2005 and to have a material impact on our earnings in 2006, on the order of $15 million to $20 million of EBITDA. We also expect the acquisition of META and subsequent integration to result in increased EBITDA of approximately $20 million in 2006. Based on this outlook, we are driving toward total EBITDA for 2006 in the range of $125 million to $135 million."

CORPORATE GOVERNANCE AND CAPITAL STRUCTURE

         Gartner also announced that its Board of Directors has approved the elimination of its classified Board structure. Additionally, as previously announced, the Board has approved the combination of the Company's A and B share classes. Both of these items are subject to stockholder approval at our annual meeting to take place in the late spring or early summer of 2005.

          The Company also noted that while existing cash and credit facilities are adequate to finance the pending META Group acquisition, Gartner will continue to evaluate current capital markets and seek opportunities to optimize its capital structure.

CONFERENCE CALL AND INVESTOR DAY INFORMATION

         The Company has scheduled a conference call at 10:00 a.m. ET today, Thursday, February 3, 2005, to discuss the Company's financial results. The conference call will be available via the Internet by accessing Gartner's Web site at www.gartner.com/investors. A replay of the webcast will be available for 30 days following the call.

         The Company will also host an Investor Day conference on Thursday, February 17, 2005 at Cipriani in New York City. The conference will begin at 9:00 a.m. EST and will conclude at approximately 1:00 p.m. EST. Registration is required. Please contact Amy Cohen of Citigate Sard Verbinnen at 212-687-8080 for further information. Details regarding the webcast of the Investor Day conference will be available next week.

ABOUT GARTNER

         Gartner, Inc. is the leading provider of research and analysis on the global information technology industry. Gartner serves more than 10,000 clients, including chief information officers and other senior IT executives in corporations and government agencies, as well as technology companies and the investment community. The Company focuses on delivering objective, in-depth analysis and actionable advice to enable clients to make more informed business and technology decisions. The Company's businesses consist of Research and Events for IT professionals; Gartner Executive Programs, membership programs and peer networking services; and Gartner Consulting, customized engagements with a specific emphasis on outsourcing and IT management. Founded in 1979, Gartner is headquartered in Stamford, Connecticut, and has 3,700 associates, including more than 1,000 research analysts and consultants, in more than 75 locations worldwide. For more information, visit www.gartner.com.

NON-GAAP FINANCIAL MEASURES

         Investors are cautioned that EBITDA and normalized EPS information contained in this press release are not financial measures under generally accepted accounting principles. In addition, they should not be construed as alternatives to any other measures of performance determined in accordance with generally accepted accounting principles. These non-GAAP financial measures are provided to enhance the user's overall understanding of the Company's current financial performance and the Company's prospects for the future. We believe EBITDA and normalized EPS are important measures of our recurring operations as they exclude items that may not be indicative of our core operating results and calculate earnings per share in a manner consistent with prior periods by including the effect of our debt conversion which occurred during the fourth quarter of 2003. EBITDA is based on operating income, excluding depreciation and amortization, goodwill impairments, and other charges. Normalized EPS is based on net income (loss), excluding other charges, non-cash charges, goodwill impairments, and gains and losses on investments. For 2003, normalized EPS includes the effect of the convertible debt as if it had been converted at the beginning of the period, as the convertible debt had a dilutive effect when including the normalized adjustments. See "Supplemental Information" at the end of this release for reconciliation of GAAP net income and loss and EPS to normalized net income and EPS.

SAFE HARBOR STATEMENT

            Statements contained in this press release regarding the growth and prospects of the business, the Company's first quarter and full year 2005 and 2006 financial results, future restructuring charges, the pending acquisition of META Group, Inc. and all other statements in this release other than recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Factors that could cause actual results to differ materially include, but are not limited to ability to expand or even retain the Company's customer base; ability to grow or even sustain revenue from individual customers; ability to attract and retain professional staff of research analysts and consultants upon whom the Company is dependent; ability to achieve and effectively manage growth; ability to pay the Company's debt obligations; ability to achieve continued customer renewals and achieve new contract value, backlog and deferred revenue growth in light of competitive pressures; ability to integrate META Group's current operations and businesses; ability to expand or even retain META Group's customers; ability to carry out the Company's strategic initiatives and manage associated costs; substantial competition from existing competitors and potential new competitors; additional risks associated with international operations including foreign currency fluctuations; the impact of restructuring and other charges on the Company's businesses and operations; and other risks listed from time to time in the Company's reports filed with the Securities and Exchange Commission. These filings can be found on Gartner's Web site at www.gartner.com/investors and the SEC's Web site at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

                                  GARTNER, INC.
                 Condensed Consolidated Statements of Operations
               (Unaudited, in thousands, except per share amounts)

                                             Three Months Ended              Twelve Months Ended
                                                 December 31,                    December 31,
                                             2004        2003                 2004         2003
                                          ---------    ---------           ---------    ---------
 Revenues:
    Research                              $ 120,274    $ 117,560      2%   $ 480,486    $ 466,907       3%
    Consulting                               67,111       67,326      0%     259,419      258,628       0%
    Events                                   64,336       54,650     18%     138,393      119,355      16%
    Other                                     3,688        4,406    -16%      15,523       13,556      15%
                                          ---------    ---------           ---------    ---------
 Total revenues                             255,409      243,942      5%     893,821      858,446       4%
 Costs and expenses:
    Cost of services and product            124,441      110,515     13%     434,499      410,666       6%
development
    Selling, general and administrative      95,823       89,880      7%     350,135      333,283       5%
    Depreciation                              6,280        8,210    -24%      27,650       36,045     -23%
    Amortization of intangibles                  97          212    -54%         687        1,275     -46%
    Goodwill impairment                       1,972            -       U       2,711            -        U
    Other charges                            11,872       24,290       F      35,781       29,716        U
                                          ---------    ---------           ---------    ---------
 Total costs and expenses                   240,485      233,107      3%     851,463      810,985       5%
                                          ---------    ---------           ---------    ---------
 Operating income                            14,924       10,835     38%      42,358       47,461     -11%
 (Loss) gain from investments                 (813)        (884)       F     (2,958)        4,740        U
 Interest (expense) income, net             (1,330)        (178)       U     (1,317)     (17,106)        F
 Other (expense) income, net                  (297)          113       U     (3,922)          461        U
                                          ---------    ---------           ---------    ---------
 Income before income taxes                  12,484        9,886     26%      34,161       35,556      -4%
 Provision for income taxes                   7,489        3,009    149%      17,514       11,863      48%
                                          ---------    ---------           ---------    ---------
 Net income                               $   4,995    $   6,877    -27%   $  16,647    $  23,693     -30%
                                          =========    =========           =========    =========



 Income per common share:
    Basic                                 $    0.05    $    0.05    -17%   $    0.13    $    0.26     -48%
    Diluted                               $    0.04    $    0.05    -16%   $    0.13    $    0.26     -49%

 Weighted average shares outstanding:
    Basic                                   110,279      126,088    -13%     123,603       91,123      36%
    Diluted                                 112,402      129,826    -13%     126,326       92,579      36%

 SUPPLEMENTAL INFORMATION
 ------------------------
 Normalized EPS (1)                       $    0.14    $    0.18    -22%   $    0.40    $    0.39       3%

 (1) Normalized net income & EPS is based on net income, excluding other charges, non-cash charges, goodwill impairments, and gains and losses from investments. Normalized EPS for 2003 also includes the effect of the convertible debt as if it had been converted at the beginning of 2003. We believe normalized EPS is an important measure of our recurring operations. See "Supplemental Information" at the end of this release for a reconciliation from GAAP net income and EPS to normalized net income and EPS and a discussion of the reconciling items.

                                  GARTNER, INC.
                      Condensed Consolidated Balance Sheets
                                 (in thousands)

                                                                December 31,    December 31,
                                                                    2004            2003
                                                                ------------    ------------
                                                                 (unaudited)
 ASSETS
 Current assets:
    Cash and cash equivalents                                     $  160,126       $ 229,962     -30%
    Fees receivable, net                                             257,689         266,122      -3%
    Deferred commissions                                              32,978          27,751      19%
    Prepaid expenses and other current assets                         31,024          25,642      21%
                                                                  ----------       ---------
 Total current assets                                                481,817         549,477     -12%
 Property, equipment and leasehold improvements, net                  63,495          66,541      -5%
 Goodwill                                                            231,759         230,387       1%
 Intangible assets, net                                                                          -86%
                                                                         138             985
 Other assets                                                         78,230          66,364      18%
                                                                  ----------       ---------
 TOTAL ASSETS                                                     $  855,439       $ 913,754      -6%
                                                                  ==========       =========

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
    Accounts payable and accrued liabilities                      $  175,855       $ 173,693       1%
    Deferred revenues                                                307,696         315,524      -2%
    Current portion of long term debt                                 40,000               -
                                                                  ----------       ---------
 Total current liabilities                                           523,551         489,217       7%
 Other liabilities                                                    52,655          50,385       5%
 Long term debt                                                      150,000               -
                                                                  ----------       ---------
 TOTAL LIABILITIES                                                   726,206         539,602      35%

 TOTAL STOCKHOLDERS' EQUITY                                          129,233         374,152     -65%
                                                                  ----------       ---------
 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                       $  855,439       $ 913,754      -6%
                                                                  ==========       =========

                                  GARTNER, INC.
                 Condensed Consolidated Statements of Cash Flows
                            (Unaudited, in thousands)

                                                                           Twelve Months Ended
                                                                               December 31,
                                                                          2004            2003
                                                                        ---------      ---------
OPERATING ACTIVITIES:
Net income                                                              $  16,647      $  23,693
Adjustments to reconcile net income to net cash provided by
operating activities:

   Depreciation and amortization of intangibles                            28,337         37,320
   Non-cash compensation                                                    1,427          1,072
   Tax benefit associated with employees' exercise of stock options        10,004          3,930
   Deferred taxes                                                         (8,613)        (4,567)
   Loss (gain) from investments, net                                        2,957        (4,740)
   Accretion of interest and amortization of debt issue costs                 954         18,649
   Goodwill impairment                                                      2,711              -
   Non-cash charges associated with long-lived assets                       5,157              -
Changes in assets and liabilities:
   Fees receivable, net                                                    13,711         29,980
   Deferred commissions                                                   (5,197)        (1,689)
   Prepaid expenses and other current assets                                 (77)          3,829
   Other assets                                                           (3,795)          (937)
   Deferred revenues                                                     (14,765)        (4,467)
   Accounts payable and accrued liabilities                               (1,129)         34,264
                                                                        ---------      ---------
CASH PROVIDED BY OPERATING ACTIVITIES                                      48,329        136,337
                                                                        ---------      ---------

INVESTING ACTIVITIES:
Proceeds from insurance recovery                                                -          5,464
Investments                                                                     -        (1,960)
Prepaid acquisition cost                                                  (3,870)              -
Additions to property, equipment and leasehold improvements              (25,104)       (28,928)
                                                                        ---------      ---------
CASH USED IN INVESTING ACTIVITIES                                        (28,974)       (25,424)
                                                                        ---------      ---------

FINANCING ACTIVITIES:
Proceeds from stock issued for stock plans                                 67,786         41,655
Proceeds from debt                                                        200,000              -
Payments for debt issuance costs                                          (2,821)        (1,182)
Payments for debt                                                        (10,000)              -
Purchases of stock via tender offer, including costs                    (346,150)              -
Purchases of treasury stock                                               (6,112)       (43,434)
                                                                        ---------      ---------
CASH USED IN FINANCING ACTIVITIES                                        (97,297)        (2,961)
                                                                        ---------      ---------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                     (77,942)        107,952
EFFECTS OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS                      8,106         12,353
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                            229,962        109,657
                                                                        ---------      ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                $ 160,126      $ 229,962
                                                                        =========      =========

SELECTED STATISTICAL DATA
(Dollars In thousands)

                                                 December 31,         December 31,
                                                     2004                 2003
                                                 ------------         ------------
Research contract value                           $  509,204          $  482,219
Consulting backlog                                $  111,779          $   99,718
Research client organizations                          8,720               8,859

BUSINESS SEGMENT DATA
(Dollars in thousands)


                                              Direct         Gross          Contrib.
                                 Revenue      Expense    Contribution       Margin
                                 -------      -------    ------------       --------

THREE MONTHS ENDED 12/31/04
Research                         $120,274     $ 51,653     $ 68,621           57%
Consulting                         67,111       45,215       21,896           33%
Events                             64,336       25,411       38,925           61%
Other                               3,688          271        3,417           93%
                                 --------     --------     --------
TOTAL                            $255,409     $122,550     $132,859           52%
                                 ========     ========     ========


THREE MONTHS ENDED 12/31/03
Research                         $117,560     $ 47,067     $ 70,493           60%
Consulting                         67,326       45,856       21,470           32%
Events                             54,650       22,741       31,909           58%
Other                               4,406          660        3,746           85%
                                 --------     --------     --------
TOTAL                            $243,942     $116,324     $127,618           52%
                                 ========     ========     ========


TWELVE MONTHS ENDED 12/31/04
Research                         $480,486     $187,782     $292,704           61%
Consulting                        259,419      166,708       92,711           36%
Events                            138,393       68,931       69,462           50%
Other                              15,523        1,583       13,940           90%
                                 --------     --------     --------
TOTAL                            $893,821     $425,004     $468,817           52%
                                 ========     ========     ========

TWELVE MONTHS ENDED 12/31/03
Research                         $466,907     $174,033     $292,874           63%
Consulting                        258,628      171,850       86,778           34%
Events                            119,355       63,351       56,004           47%
Other                              13,556        3,475       10,081           74%
                                 --------     --------     --------
TOTAL                            $858,446     $412,709     $445,737           52%
                                 ========     ========     ========

SUPPLEMENTAL INFORMATION
EPS Reconciliation - GAAP to Normalized
(in thousands, except per share data)

                                                                  THREE MONTHS ENDED DECEMBER 31,
                                        ------------------------------------------------------------------------------------
                                            2004                                       2003
                                        ----------------------------------------    ----------------------------------------
                                            After-                                     After-
                                             Tax                                        Tax
                                            Income        Shares         EPS           Income        Shares          EPS
                                        ------------   ------------  -----------    ------------  ------------  ------------
GAAP Basic EPS                               $ 4,995       110,279       $ 0.05          $6,877       126,088        $ 0.05
Share equivalents from stock
  compensation shares                              -         2,123       (0.01)               -         3,738        (0.00)
Convertible long-term debt                         -             -            -               -             -             -
                                        ------------   ------------  -----------    ------------  ------------  ------------
GAAP Diluted EPS                             $ 4,995       112,402       $ 0.04          $6,877       129,826        $ 0.05
Other charges (1)                              6,968             -         0.06          15,725             -          0.12
Non-cash charges (2)                           1,597             -         0.02               -             -             -
Goodwill impairments (3)                       1,423             -         0.01               -             -             -
Loss from investments (4)                        818             -         0.01             862             -          0.01
Convertible long-term debt (5)                     -             -            -             239         3,188          0.00
                                        ------------   ------------  -----------    ------------  ------------  ------------
Normalized net income & EPS                 $ 15,801       112,402       $ 0.14         $23,703       133,014        $ 0.18
                                        ============   ============  ===========    ============  ============  ============


                                                               TWELVE MONTHS ENDED DECEMBER 31,
                                        -------------------------------------------------------------------------------
                                            2004                                       2003
                                        --------------------------------------    -------------------------------------
                                            After-                                   After-
                                             Tax                                      Tax
                                            Income        Shares        EPS          Income       Shares         EPS
                                        ------------   -----------  ----------    -----------  -----------  -----------
GAAP Basic EPS                              $ 16,647       123,603      $ 0.13        $23,693       91,123       $ 0.26
Share equivalents from stock
  compensation shares                              -         2,723        0.00              -        1,456       (0.00)
Convertible long-term debt                         -             -           -              -            -            -
                                        ------------   -----------  ----------    -----------  -----------  -----------
GAAP Diluted EPS                            $ 16,647       126,326      $ 0.13        $23,693       92,579       $ 0.26
Other charges (1)                             23,921             -        0.19         19,360            -         0.21
Non-cash charges (2)                           4,540             -        0.04              -            -            -
Goodwill impairments (3)                       2,162             -        0.02              -            -            -
Loss (gain) from investments (4)               2,977             -        0.02        (2,523)            -       (0.03)
Convertible long-term debt (5)                     -             -           -         10,148       37,035       (0.05)
                                        ------------   -----------  ----------    -----------  -----------  -----------
Normalized net income & EPS                 $ 50,247       126,326      $ 0.40        $50,678      129,614       $ 0.39
                                        ============   ===========  ==========    ===========  ===========  ===========

GENERAL NOTES & FOOTNOTES

   - Normalized net income & EPS is based on net income (loss), excluding other charges, non-cash charges, goodwill impairments, and gains and losses from investments. For 2003, normalized net income and EPS also includes the effect of the convertible debt as if it had been converted at the beginning of the period as the convertible debt had a dilutive effect when including the normalized adjustments. We believe normalized EPS is an important measure of our recurring operations.

   - The normalized effective tax rate was 36% in 2004 and 33% in 2003.

 (1) Other charges during 2004 included costs related to a reduction in workforce, the exit from certain non-core product lines, an adjustment to previously abandoned facilities, and the closing of certain operations in South America. Other charges during 2003 were for costs associated with a reduction in workforce and facilities.




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 (2) The non-cash charges in 2004 were associated with the abandonment of certain internal systems and the exit from certain non-core product lines, which were recorded in "Other charges," and the closing of certain operations in South America recorded in "Other (expense) income, net."

 (3) The goodwill impairments in 2004 were associated with the exit from certain non-core product lines and our closing of certain operations in South America and were recorded in "Goodwill impairment."

 (4) The 2004 loss on investments was related to losses in minority owned investments recorded in "(Loss) gain from investments." The 2003 (gain) from investments includes a $0.9 million impairment charge during the fourth quarter, and a $5.5 million insurance recovery during the second quarter relating to previous losses incurred associated with the sale of a business.

 (5) Normalized net income and EPS for 2003 includes the effect of convertible debt as if it had been converted at the beginning of 2003 in order to be on a comparable basis with 2004.





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